NOTICE: THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT
 TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

SEVERANCE AND EMPLOYMENT AGREEMENT

THIS SEVERANCE AND EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 21st day of March, 2012, by and between J.B. Garrett, an individual (the “Executive”), and GrandSouth Bancorporation, a South Carolina corporation (the “Company”), the parent company of GrandSouth Bank, also a South Carolina corporation (the “Bank”).

WHEREAS the Board of Directors of the Company believes that the Executive has been instrumental in the success of the Company since his employment in 1998;

WHEREAS the Company desires to continue to employ the Executive as a Chief Financial Officer of the Company and of the Bank;

WHEREAS the Executive is willing to accept the employment contemplated herein under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Employment. Subject to the terms and conditions hereof, the Company hereby employs the Executive and Executive hereby accepts such employment as a Chief Financial Officer of the Company and of the Bank having such duties and responsibilities as are set forth in Section 3 below.

2.           Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

2.1           “Change of Control” shall mean the occurrence during the Term of any of the following events:

(a)           An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined); or

(b)           The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

(c)           A merger, consolidation or reorganization involving the Company, unless

(1)	the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(2)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation.

(A transaction described in clauses (c)(l) and (2) shall herein be referred to as a “Non-Control Transaction”); or

(d)           The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary) over a consecutive 12-month period.

2.2           “Cause” shall mean:

(a)           any act that (i) constitutes, on the part of the Executive, fraud, dishonesty, willful failure to follow the directives or implement the policies of the Board of Directors, willful violation of any state or federal law or regulation applicable to the Company or the Bank, gross malfeasance of duty, conduct grossly inappropriate to the Executive’s office, or willful material breach of this Agreement, and (ii) is demonstrably likely to lead to material injury to the Company or the Bank or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Executive at the expense, direct or indirect, of the Company or the Bank; or

(b)           the conviction (from which no appeal may be or is timely taken) of the Executive of a felony; or

(c)           the suspension or removal of the Executive by federal or state Companying regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; or

(d)           the commission by the Executive of any serious, repeated or continued material act or series of repeated actions (“Course of Conduct”) of dishonesty, neglect, harassment, incompetence or misconduct in the performance of his duties which Course of Conduct he has failed to correct within sixty (60) days of receipt of written notice thereof; or

(e)           a Course of Conduct by Executive of failing to abide by the policies and procedures adopted by the Board of Directors which Course of Conduct he has failed to correct within sixty (60) days of receipt of written notice thereof;

provided, however, that in the case of clause (a) above, such conduct shall not constitute Cause:

(x)            unless (i) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Board of Directors believes the Executive’s conduct meets the criteria set forth in clause (a); (ii) the Executive shall have been provided the opportunity to be heard in person by the Board of Directors (with assistance of the Executive’s counsel if the Executive so desires); and (iii) after such opportunity to be heard, the termination is evidenced by a resolution adopted in good faith by two-thirds of the members of the Board of Directors (other than the Executive); or

(y)           if such conduct (i) was believed by the Executive in good faith to have been in, or not opposed to, the interests of the Company and the Bank, and (ii) was not intended to, and did not, result in the direct or indirect gain to or personal enrichment of the Executive.

2.3           “Confidential Information” shall mean all business and other information relating to the business of the Company, including without limitation, technical or non-technical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret.

2.4           “Disability” or “Disabled” shall mean (a) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider’s employer; or (c) the Executive has been determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; or (d) the Executive has been determined to be disabled in accordance with a disability insurance program provided by the Company and in which Executive participates, provided that the definition of disability applied under such disability insurance program complies with the requirements of (a) or (b) listed above.

2.5           A voluntary termination by the Executive shall be considered a voluntary termination with “Good Reason” if any of the following occurs, following a Change of Control, without the Executive’s advance written consent, and the term “Good Reason” shall mean the occurrence, following a Change of Control, of any of the following without the Executive’s advance written consent: (i) a material diminution of the Executive’s base compensation; (ii) a material diminution of the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in the geographic location at which the Executive must perform services for the Employer; or (vi) any other action or inaction that constitutes a material breach by the Employer of this Agreement. In order to qualify as a voluntary termination for Good Reason, (x) the Executive must give notice to the Company of the existence of one or more of the conditions described in (i) - (vi) above within 90 days after the initial existence of the condition, and the Company shall have 30 days thereafter to remedy the condition, and (y) the termination of employment must occur within 24 months following a Change of Control.

2.6            “Person” shall mean any individual, corporation, Company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

3.            Duties. During the Term hereof, the Executive shall have such duties and authority as are typical of a Chief Financial Officer of the Company and of the Bank, including, without limitation, those specified in the Company’s and the Bank’s respective Bylaws and those assigned by the Company’s and the Bank’s respective Boards of Directors. The Executive shall report directly to the President of the Company and of the Bank. Executive agrees that during the Term hereof, he will devote his full time, attention and energies to the diligent performance of his duties. Executive shall not, without prior written consent of the Company, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Company, (ii) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the business of the Company or of any affiliate of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or (iii) engage in any venture or activity which the Board of Directors of the Company may in good faith consider to interfere with Executive’s performance of his duties hereunder.

4.           Term. Unless earlier terminated as provided herein, the Executive’s employment hereunder shall be for a rolling term of three years (the “Term”) commencing on the date hereof, with compensation to be effective as of the date of this Agreement. This Agreement shall be deemed to extend each day for an additional day automatically and without any action on behalf of either party hereto; provided, however, that either party may, by notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be the three years following the date of such notice, and this Agreement shall terminate upon the expiration of such Term. If no such notice is given and this Agreement is terminated pursuant to Section 5 hereof, for the purposes of calculating any amounts payable to the Executive as a result of such termination, the remaining Term of this Agreement shall be deemed to be three years from the date of such termination.

5.           Termination. This Agreement may be terminated as follows:

5.1    By the Company. The Company shall have the right to terminate the Executive’s employment hereunder at any time during the Term hereof for any reason or for no reason, including, without limitation, (i) for Cause, (ii) if the Executive becomes Disabled, or (iii) upon the Executive’s death.

5.1.1    If the Company terminates Executive’s employment under this Agreement for Cause or as a result of Executive’s Disability or death, the Company’s obligations hereunder shall cease as of the date of termination without prejudice to any vested rights provided hereunder.

5.1.2    If the Company terminates Executive’s employment other than for Cause and other than as a result of Executive’s Disability or death, and such termination is within 24 months after a Change of Control, Executive shall be entitled to receive, as severance, immediately upon such termination, the compensation and benefits provided in Section 6 hereof that would otherwise be payable over the three years subsequent to such termination.

5.1.3    If the Company terminates Executive’s employment other than for Cause and other than as a result of Executive’s Disability or death, and in the absence of a Change of Control, Executive shall be entitled to receive, as severance, immediately upon such termination, the compensation and benefits provided in Section 6 hereof that would otherwise be payable for the remaining Term of this Agreement.

5.1.4    If the Company terminates the Executive’s employment other than for Cause and other than as a result of Executive’s Disability or death, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company’s benefit plans, including, without limitation, any restricted stock agreements hereafter entered into with Executive.

5.1.5    For purposes of determining severance payments pursuant to Sections 5.1.2, 5.1.3 and 5.2.2, (i) the amount of annual salary shall be deemed to be the annualized salary being paid immediately prior to the termination, (ii) the annual amount of unfixed compensation (such as a bonus) shall be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination, and (iii) the annual amount of benefits shall be deemed to be the sum of the costs to the Company of providing the benefits to the Executive for the twelve month period ending immediately prior to the termination.

5.2           By Executive. Executive shall have the right to terminate his employment hereunder at any time during the Term hereof for any reason or for no reason, including, without limitation, (i) voluntarily for Good Reason, or (ii) in the event of a material breach of this Agreement by the Company; provided, however, in the event of a material breach of this Agreement by the Company, the Executive shall have given the Company written notice of the breach within 90 days thereof and the Company shall have failed to cure the breach within 30 days after such notice is given (a “Material Breach”).

5.2.1    If Executive terminates his employment hereunder other than for Good Reason and other than as a result of a Material Breach, the Company’s obligations under this Agreement shall cease as of the date of such termination and, unless there shall have been a Change of Control within the prior 24 months, Executive shall be subject to the non-competition provisions set forth in section 10 hereof.

5.2.2    If Executive terminates his employment hereunder for Good Reason or as a result of a Material Breach, Executive shall be entitled to receive as severance, immediately upon such termination, the compensation and benefits provided in Section 6 hereof that would otherwise be payable over the three years subsequent to such termination.

5.2.3    In addition, in the event of such termination for Good Reason or as a result of a Material Breach, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for the remaining Term for the purposes of the Company’s benefit plans.

5.3           Timing of Payments. Any payments required to be made under this Section 5 shall be made within five days after termination of employment, except to the extent Section 22 of this Agreement applies.

5.4           Termination in Anticipation of a Change of Control. Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated by the Company without Cause prior to a Change of Control and the Executive reasonably demonstrates that such termination (x) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who effectuates a Change of Control or (y) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then for all purposes of this Agreement, such termination shall be deemed to be a termination within 24 months after a Change of Control and the date of a Change of Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.

5.5           Limitation on Payments. In the event that it is determined that any payment or distribution of any type to or for the benefit of Executive (whether under this Agreement or otherwise) made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986 as amended (“Code”), and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Executive shall receive the greater, on an after-tax basis, of (x) or (y).

If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to Executive when performing the foregoing comparison between (x) and (y), such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

However, notwithstanding the foregoing, if the imposition of such Excise Tax could be avoided by approval of shareholders as described in Code Section 280G(b)(5)(B), then Executive must request the Company to solicit a vote of such shareholders (described in Code Section 280G(b)(5)(B)) and in which case Executive will cooperate and execute any such waivers of compensation as may be necessary to enable the shareholder vote to comply with the requirements specified under Code Section 280G and the regulations promulgated thereunder. Any reduction in Total Payments required in connection with the shareholder vote shall be effected in the same manner provided in the preceding paragraph. The Company shall in its discretion determine whether or not to conduct such shareholder vote.

In no event will the Company be required to gross up any payment or benefit to Executive to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this section, shall be made by an independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. As expressly permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this section, Executive and Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this section.

6.            Compensation. In consideration of Executive’s services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below, which compensation shall be paid in accordance with the normal compensation practices of the Company or the Bank and shall be subject to such deductions and withholdings as are required by law or policies of the Company or the Bank in effect from time to time, provided that his salary pursuant to section 6.1 shall be payable not less frequently than monthly (any payment made by the Company or the Bank shall discharge the obligation of the other to make such payment):

6.1           Annual Salary. During the Term hereof, the Company shall pay to Executive a salary at a rate of $ per annum. Executive’s salary will be reviewed by the Board of Directors of the Company at the beginning of each of its fiscal years and, in the sole discretion of the Board of Directors, may be increased for such year.

6.2           Annual Incentive Bonus. During the Term hereof, Executive shall also be eligible for additional performance based compensation as determined by the Board of Directors of the Company.

6.3           Stock Options. During the Term hereof, the Board of Directors of the Company may grant Executive options to purchase Company common stock in accordance with the terms of the Company’s stock option plan.

6.4           Other Benefits. Executive shall be entitled to share in any other employee benefits generally provided by the Company to its most highly ranking executives for so long as the Company provides such benefits. The Company also agrees to provide Executive with a Company-paid automobile.

6.5           Executive’s Right To Benefits Absolute. The right of the Executive to receive the benefits set forth in this Agreement shall be absolute and not subject to any right of set-off or counterclaim the Company may have against Executive.

7.           Accelerated Vesting of Executive’s Stock Options. Anything set forth herein to the contrary notwithstanding, Executive’s stock options shall vest immediately upon the occurrence of a Change of Control, even if the Executive remains employed with the Company after a Change of Control. However, to the extent that this Agreement is inconsistent with the Company’s Stock Option Plan, the terms of the Stock Option Plan shall control. Moreover, anything set forth herein to the contrary notwithstanding, Executive shall have a minimum of one (1) year from the date of vesting to exercise such stock option rights.

8.           Parachute Payments. Notwithstanding any other provision of this Agreement, if any payment provided for in this Agreement would, if paid, constitute a “golden parachute payment” as defined in 12 C.F.R. § 359.l(f) as in effect on the date of this Agreement, the obligation of the Company to make such payment shall be subject to an additional condition that the circumstances which cause the payment to be a “golden parachute payment” shall have ceased to exist but such payment will become payable in full at such time as the condition is met together with interest at the Bank’s prime rate, compounded annually, from the date such payment would have been due had it not been a “golden parachute payment” until paid.

9.           Confidentiality. With respect to this Section 9, “Company” shall mean the Company and the Bank.

9.1           Company Confidential Information. Executive acknowledges that, prior to and during the term of this Agreement, the Company has furnished and will furnish to Executive, and the Executive will develop for the benefit of the Company, Confidential Information which could be used by Executive on behalf of a competitor of the Company to the Company’s substantial detriment. Executive acknowledges that Confidential Information is the sole property of the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect the Company’s legitimate business interests and goodwill. Executive agrees that he shall protect the Company’s Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with his duties performed in accordance with this Agreement, any Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will, if permitted to do so under applicable law, promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Upon the termination or expiration of his employment hereunder, the Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control and all of the Company’s equipment and other materials in his possession or control. This provision shall survive for 24 months after termination of employment of Executive with the Company.

9.2           Third Party Confidential Information. Executive shall also hold in the strictest confidence all confidential or proprietary information that the Company has received from any third party to which it is the Company’s obligation to maintain the confidentiality of such information and to use it only for certain limited purposes, and Executive shall not disclose such information to any person, firm or corporation or use it except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with such third party.

10.          Restrictive Covenants. With respect to this Section 10, “Company” shall mean the Company and the Bank. In consideration of this Agreement, and the severance benefits offered herein, Executive agrees that during the Term of this Agreement, and, in the event Executive voluntarily terminates his employment with the Company without Good Reason prior to a Change of Control or the Board of Directors terminates the Executive’s employment for Cause:

10.1         Non-Solicitation of Employees. Executive shall not, for a period of one (1) year following termination of employment, as described in this Section 10, call upon any person who is, at that time, an employee or consultant of the Company or any affiliate, for the purpose or with the intent of enticing such employee or consultant away from or out of the employ or contract with the Company or any affiliate. This covenant shall not prevent Executive from hiring current or future employees of the Company who seek out such employment, without solicitation by Executive.

10.2         Non-Solicitation of Company Customers. Executive shall not, for a period of one (1) year following termination of employment, as described in this Section 10, interfere or attempt to interfere with any individual, corporation, partnership, joint venture, business and/or customer which is, at that time, or which has been within one year prior to that time, in a business relationship with the Company and/or is a customer of the Company, for the purpose of soliciting or selling services or products on behalf of a Competitive Business within the Territory.

10.3         The Territory. For purposes of this Section 10, the Territory shall mean the ten (10) mile radius surrounding any office in South Carolina in which the Company regularly transacts business, or in which a significant number of agents of the Company regularly work.

10.4         Competitive Business. For purposes of this Section 10, a Competitive Business includes any insured depository institution that markets and sells commercial and retail Companying products and services.

10.5         Severability; Reformation. Each Restrictive Covenant in this Section 10 is completely severable and independent; if any of the restrictions set forth above are determined to be unenforceable, or unenforceable in any of the geographic areas set forth above, the parties intend that the restrictions set forth above shall continue to apply to the remaining geographic areas set forth above, and that the other restrictions set forth above shall continue to apply.

10.6         Termination Following Change of Control. In the event that Executive’s employment is terminated for any reason following a Change of Control (whether by the Company or Executive), it is expressly acknowledged that there shall be no limitation on any competitive activity of Executive, including direct competition with the Company or its successor, and the Company shall not be entitled to injunctive relief with respect to any such competitive activities of Executive.

10.7         Equitable Relief. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants in this Section 10 and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive understands and agrees that the foregoing covenants may be enforced by injunctions, restraining orders and other equitable actions.

11.         Trust. The Company shall establish an irrevocable trust to fund the obligations hereunder (which may be a “rabbi trust” if so requested by Executive), which trust (i) shall have as trustee an individual acceptable to Executive, (ii) shall be funded upon the earlier of a Change of Control or the approval of any regulatory application filed by a potential acquiror of the Company seeking to acquire control of the Company, (iii) shall comply with Section 409A of the Internal Revenue Code, and (iv) shall contain such other terms and conditions as are reasonably necessary in Executive’s determination to ensure the Company’s compliance with its obligations hereunder.

12.         Assignment. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

13.         Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:

To the Company:	GrandSouth Bancorporation
P.O. Box 6548
Greenville, S.C. 29606
Attn: President

To the Executive:	J.B. Garrett
501 Siena Drive
Greenville, S.C. 29609

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

14.          Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

15.          Remedies. (a) The Executive acknowledges that if the breaches or threatens to breach his covenants and agreements in Sections 9 and 10 of this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated by monetary damages alone. Accordingly, if Executive breaches or threatens to breach Section 9 or Section 10 of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.

(b)          In the event that Executive is reasonably required to engage legal counsel to defend or enforce his rights hereunder against the Company, Executive shall be entitled to-receive from the Company his reasonable attorney’s fees and costs.

16.          Arbitration. Any dispute or controversy, other than a claim for injunctive relief pursuant to Section 15(a) hereof, arising under or in connection with this Agreement shall be settled exclusively by arbitration in Greenville, South Carolina, by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however that Executive shall be entitled to seek specific performance of the right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

17.          Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other terms or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

18.          Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by the parties hereto.

19.          Governing Law. The validity and effect of this agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

20.          Right to Advice of Counsel. Executive acknowledges that he has had the right to consult with counsel and is fully aware of Executive’s rights and obligations under this Agreement.

21.          Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.

22.         Section 409A Savings Clause. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a “specified employee,” as defined in section 409A of the Internal Revenue Code, and if any payments or benefits under this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive shall not be entitled to the payments or benefits until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments or benefits are delayed under this provision, the entire amount of delayed payments shall be paid to Executive in a single lump sum. References in this Agreement to Section 409A of the Internal Revenue Code of 1986 include rules, regulations and guidance of general application issued by the Department of the Treasury under such Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESSES:	Executive

J. B. Garrett

GrandSouth Bancorporation

By: Ronald K. Earnest
President/COO
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